UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CURAGEN CORPORATION

(Name Of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On March 30, 2006, CuraGen filed the following press release and Form 8-K, which it is also delivering to you to supplement its Proxy Statement for its Annual Meeting to be held on May 3, 2006.

CuraGen Contact:

Glenn Schulman, Pharm.D.

Assistant Director of Investor Relations

gschulman@curagen.com

(888) 436-6642

FOR IMMEDIATE RELEASE

CuraGen Appoints Dr. Frank M. Armstrong as Chief Executive Officer

- Accomplished Pharmaceutical and Biotechnology Executive to Lead Organization Forward -

- Robert E. Patricelli elected Non-Executive Chairman of the Board -

BRANFORD, Conn. – March 30, 2006 – CuraGen Corporation (Nasdaq: CRGN), a biopharmaceutical company advancing a pipeline of promising oncology therapeutics, announced today that Dr. Frank M. Armstrong has been appointed President and Chief Executive Officer. CuraGen also announced today the election of Robert E. Patricelli as Non-Executive Chairman of the Board.

Dr. Armstrong comes to CuraGen Corporation with more than twenty years of experience obtained at major pharmaceutical companies, including Bayer AG and Zeneca Pharmaceuticals, and in the biotechnology sector. Throughout his career, Dr. Armstrong has successfully led the worldwide development, regulatory approval and commercialization of drugs across a variety of therapeutic areas including oncology, anti-infectives, and antipsychotics.

“Frank’s ability to bring novel drugs to the market, his track record of success in business development and the organizational and managerial expertise he has obtained over the years make him a perfect fit for CuraGen,” stated Patrick J. Zenner, member of the CuraGen Board of Directors and outgoing interim Chief Executive Officer and Chairman. “Frank’s skills complement the talents and resources possessed by CuraGen, and we are extremely pleased that he will be leading the organization forward.”

“On behalf of the management team at CuraGen, we are extremely pleased to welcome Frank aboard and look forward to working closely with him in order to continue advancing our promising oncology pipeline and make a difference in the lives of patients,” stated Timothy Shannon, M.D., Executive Vice President of Research and Development and Chief Medical Officer at CuraGen.

Dr. Armstrong has held roles of increasing responsibility including Senior Vice President Medical Research and Communications Group at Zeneca Pharmaceuticals (now AstraZeneca) from May 1985 through May 1998, and was Head of Worldwide Product Development for Bayer AG from May 1998 to December 2001. Throughout his tenure in the pharmaceutical industry, Dr. Armstrong has led the commercialization and launch of numerous drug products worldwide. Dr. Armstrong has also assisted in strategic portfolio management, fostered business development through partnering and licensing activities, led the lifecycle management of marketed products, been responsible for all aspects of patient and drug safety and pharmacovigilence, and played an integral role in the development of sales and marketing strategies.

During the past four years Dr. Armstrong has applied his considerable skills at smaller technology and biotechnology companies where he successfully raised capital, licensed products and advanced pipelines. Dr. Armstrong was Chief Executive Officer of Phoqus, a private drug delivery company, Chief Executive Officer of Provensis, a company developing treatments for varicose veins, and most recently Chief Executive Officer of Bioaccelerate, a drug development company utilizing a novel business model for the acquisition and advancement of potential drug candidates. Dr. Armstrong was appointed to the CuraGen Board of Directors in 2005, and will continue to serve as a member and will become a Member of the Board of 454 Life Sciences, a majority-owned subsidiary of CuraGen. Dr Armstrong will continue to serve on the Board of Directors of Avidex, Ltd, Oxford, UK.

Dr. Armstrong holds degrees in Biochemistry and Medicine from the University of Edinburgh in Scotland, is an elected Fellow of the Royal College of Physicians and an elected Fellow of the Faculty of Pharmaceutical Medicine.

Dr. Armstrong commented, “I am delighted to have this opportunity to help realize the full potential of CuraGen’s pipeline of protein, antibody, and small molecule therapeutics. The Company has made important progress over the past few years, and I believe that CuraGen is now poised for significant value creation as we bring velafermin, PXD101, and CR011 through important clinical development milestones and work to generate value from our additional assets.”

Mr. Patricelli stated, “We were delighted to welcome Frank onto the CuraGen Board in 2005, and his in-depth knowledge of the company and its people, and they of him, give us confidence that this is the right choice, and that Frank will hit the ground running as President and CEO.” Mr. Patricelli is Chief Executive Officer of Evolution Benefits and of Women’s Health USA, has been a member of CuraGen’s Board of Directors since 1997 and was Lead Director from 2002 until his appointment as Non-Executive Chairman.

CuraGen’s founder Jonathan M. Rothberg, Ph.D., stepped down as Chief Executive Officer in May 2005. Dr. Rothberg currently serves as a member on the CuraGen Board and is Chairman of the Board of 454 Life Sciences. Mr. Zenner was appointed chair of the CEO search committee in April 2005 and was appointed in May 2005 to serve as interim Chief Executive Officer and Chairman of the Board. Mr. Zenner will continue to serve as a member on the CuraGen Board.

About CuraGen

CuraGen Corporation (NASDAQ: CRGN) is a biopharmaceutical company dedicated to improving the lives of patients by developing a pipeline of novel protein, antibody, and small molecule therapeutics in the areas of oncology, inflammatory diseases, and diabetes. CuraGen has established broad development alliances with Abgenix, TopoTarget, and Bayer, and its experienced preclinical and clinical teams are advancing CuraGen’s pipeline of products for unmet medical needs. CuraGen is headquartered in Branford, Connecticut. For additional information please visit http://www.curagen.com.

Safe Harbor

This press release contains forward-looking statements including statements that CuraGen is poised for significant value creation as it brings velafermin, PXD101, and CR011 through important clinical development milestones and works to generate value from its additional assets. We caution investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: the risk that any one or more of the drug development programs of CuraGen will not proceed as planned for technical, scientific or commercial reasons or due to patient enrollment issues or based on new information from nonclinical or clinical studies or from other sources; the success of competing products and technologies; technological uncertainty and product development risks; uncertainty of additional funding; CuraGen’s history of incurring losses and the uncertainty of achieving profitability; CuraGen’s stage of development as a biopharmaceutical company; government regulation; patent infringement claims against CuraGen’s products, processes and technologies; the ability to protect CuraGen’s patents and proprietary rights; uncertainties relating to commercialization rights; and product liability exposure. Please refer to CuraGen’s Annual Report on Form 10-K for the period ended December 31, 2005 for a complete description of these risks. CuraGen disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2006

CuraGen Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-23223	06-1331400
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

322 East Main Street

Branford, CT 06405

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (203) 481-1104

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 30, 2006, the Registrant announced that it had entered into an employment agreement (“the Agreement”) with Frank M. Armstrong, M.B., Ch.B. Pursuant to the Agreement, Dr. Armstrong will serve as President and Chief Executive Officer of the Registrant, reporting to its Board of Directors, with employment commencing on a full-time basis on March 24, 2006 (“the Commencement Date”) and continuing at will until either party gives notice of termination.

Under the Agreement, Dr. Armstrong will receive a base salary at an annual rate of $490,000 and he shall be eligible to receive annual performance-based bonuses based on the attainment of goals set by the Board of Directors. Dr. Armstrong’s bonus shall be 50% of base salary at target, and may be increased up to 100% of base salary for above-plan performance. Dr. Armstrong shall be eligible to participate in the annual equity grant program specified in the Registrant’s Executive Incentive Plan.

Dr. Armstrong will receive a sign-on bonus in the amount of $175,000 (after tax), and a grant of stock options to purchase an aggregate of 500,000 shares of common stock of the Registrant, with an exercise price equal to the stock price at the close of business on the date of grant. These options have a term of ten years and will vest 25% on the first anniversary of the date of grant, and 6.25% at the end of each quarter following the first anniversary of the date of grant until fully vested. Dr. Armstrong also received stock options to purchase 100,000 shares of common stock of 454 Life Sciences Corporation, with an exercise price equal to the estimated fair market value on the date of grant, a term of ten years and which will vest 50% on the first anniversary of the date of grant, and 50% on the second anniversary of the date of grant; and 300,000 restricted shares of common stock of the Registrant, which will vest 100,000 shares on the first anniversary of the date of grant, 100,000 shares on the earlier of (i) the second anniversary of the date of grant, or (ii) the date when the Registrant’s common stock has been at least $7.00 per share for at least 90 consecutive days; and the remaining 100,000 shares on the earlier of (i) the third anniversary of the date of grant, or (ii) the date when the Registrant’s common stock has been at least $11.00 per share for at least 90 consecutive days.

Dr. Armstrong will be entitled to participate in employee benefit plans that the Registrant provides or may establish for the benefit of its senior executives generally (for example, group life, disability, medical, dental and other insurance, retirement pension, profit-sharing and similar plans). While Dr. Armstrong remains employed by the Registrant, he will receive up to $10,000 annually for reimbursement of reasonable expenses associated with personal financial and tax planning, payable no later than 2 1/2 months following the end of the year in which the expenses are incurred, provided that Dr. Armstrong submits appropriate documentation regarding the expenses to be eligible for such reimbursement. In addition, Dr. Armstrong will be reimbursed for out-of-pocket expenses reasonably and necessarily incurred by Dr. Armstrong in connection with one-time moving and transportation cost associated with the relocation of Dr. Armstrong’s family and household goods to the Branford, Connecticut metropolitan area, provided such relocation is effected within 24 months of the Commencement Date and provided that Dr. Armstrong is an employee of the Registrant at the time the relocation payments are paid to him.

Pursuant to the Agreement, if Dr. Armstrong is terminated for Cause (as such term is defined in the Agreement), the Registrant shall not be obligated to make any further payment to Dr. Armstrong (other than accrued and unpaid base salary and expenses to the date of termination), or continue to provide any benefit (other than benefits which have accrued pursuant to any plan or by law) to Dr. Armstrong under the Agreement. Accrued and unpaid base salary, expenses, and benefits which have accrued pursuant to any plan or by law are hereinafter referred to as “Accrued Obligations”.

If Dr. Armstrong is terminated for Performance Reasons (as such term is defined in the Agreement), then, in addition to the Accrued Obligations, Dr. Armstrong shall be entitled to: (i) salary continuation at the salary Dr. Armstrong was receiving at the time of termination for a period of six (6) months following termination; and (ii) upon timely election of COBRA continuation coverage, Dr. Armstrong’s continued participation in any employee health and welfare benefit plan to which Dr. Armstrong was a participant prior to his termination, with the Registrant premiums paid at the same percentage as when Dr. Armstrong had participated as an employee, for up to six (6) months following termination; provided, that the Registrant’s obligation to continue Dr. Armstrong’s participation in any employee health and welfare benefit plan shall cease as of the date that Dr. Armstrong becomes eligible to participate in a similar benefit from another source.

If Dr. Armstrong is terminated by the Registrant for any reason other than for Cause, Performance Reasons, his retirement, Disability (as such term is defined in the Agreement) or his death, or if Dr. Armstrong terminates his employment with the Registrant for Good Reason (as such term is defined in the Agreement), then, in addition to the Accrued Obligations, Dr. Armstrong shall be entitled to: (i) salary continuation at the salary Dr. Armstrong was receiving at the time of termination for a period of twelve (12) months following termination; and (ii) upon timely election of COBRA continuation coverage, Dr. Armstrong’s continued participation in any employee health and welfare benefit plan to which Dr. Armstrong was a participant prior to his termination, with the Registrant premiums paid at the same percentage as when Dr. Armstrong had participated as an employee, for up to twelve (12) months following termination; provided, that the Registrant’s obligation to continue Dr. Armstrong’s participation in any employee health and welfare benefit plan shall cease as of the date that Dr. Armstrong becomes eligible to participate in a similar benefit from another source.

If Dr. Armstrong is terminated by the Registrant within twelve (12) months of a Change of Control as defined in the Agreement for reasons other than Cause, Disability, or his death, or if Dr. Armstrong terminates his employment with the Registrant for Good Reason, then, in addition to the payments set forth above, as applicable, Dr. Armstrong shall be entitled to (i) salary continuation at the salary Dr. Armstrong was receiving at the time of termination for an additional period of twelve (12) months following the conclusion of the payment period under the applicable paragraph above; and (ii) upon timely election of COBRA continuation coverage, Dr. Armstrong’s continued participation in any employee health and welfare benefit plan to which Dr. Armstrong was a participant prior to his termination, with the Registrant’s premiums paid at the same percentage as when Dr. Armstrong had participated as an employee, for up to twelve (12) months following the conclusion of the coverage period set forth in the applicable paragraph above; provided that, if COBRA continuation coverage is otherwise earlier terminated under applicable law, then, in lieu of coverage, the Registrant will pay its share of the monthly Registrant’s premium in effect prior to the termination of COBRA continuation coverage directly to Dr. Armstrong each month for the remainder of the relevant period. If Dr. Armstrong terminates his employment with the Registrant for Good Reason, upon a Change of Control, all stock, restricted stock, stock options or restricted stock options of Dr. Armstrong shall become fully vested to 100%.

On March 30, 2006, the Registrant also announced that it had entered into a compensation arrangement with Robert E. Patricelli, a Board member of the Registrant since 1997, whereby Mr. Patricelli was appointed Non-Executive Chairman of the Board effective March 29, 2006. Under this arrangement, on an annual basis, Mr. Patricelli will be entitled to receive a retainer of $30,000 and 7,500 stock options granted in conjunction with the Annual Meeting, vesting immediately. On March 29, 2006, Mr. Patricelli received a prorated stock option grant pursuant to this appointment. These stock option grants are in addition to his annual cash and stock compensation as a regular Board member. Mr. Patricelli was Lead Director of the Board of Directors of the Registrant from 2002 until his appointment as Non-Executive Chairman.

On March 29, 2006, the Board of Directors of the Registrant approved changes to its policy for compensating directors who are not current employees of CuraGen, from the compensation policy described in its recent proxy statement. The Annual Audit Committee Chairman retainer was increased to $15,000.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(a) Not applicable.

(b) Not applicable.

(c) Effective March 24, 2006, Frank M. Armstrong, M.B., Ch.B., 49, was appointed by the Board of Directors as President and Chief Executive Officer of the Registrant. The description of the Agreement with Dr. Armstrong above in Item 1.01 is incorporated by reference herein. Dr. Armstrong has been a Registrant Board member since March 2005, and from April 2005 until March 2006 he served as Chief Executive Officer of Bioaccelerate Holdings Inc. From 2003 to 2005, Dr. Armstrong was Chief Executive Officer of Provensis Ltd. From 2002 to 2003, he served as Chief Executive Officer of Phoqus Ltd, UK and USA. From 1998 to 2001, Dr. Armstrong was Executive Vice President and Head of Worldwide Product Development for Bayer AG, Germany. Dr. Armstrong also serves as a Non-Executive Director of Avidex, Oxford, UK. There is no family relationship between Dr. Armstrong and any of the Registrant’s directors and executive officers. There are no transactions between Dr. Armstrong and the Registrant which the Registrant is required to report in which Dr. Armstrong has a direct or indirect material interest. Simultaneous with Dr. Armstrong’s appointment, he resigned from the Audit Committee of the Registrant, as he is no longer an “independent” director as such term is defined in Market Place Rule 4200(a)(15) of the Nasdaq Stock Market, Inc.

Effective March 29, 2006, Dr. Armstrong was replaced on the Audit Committee of the Registrant by Michael J. Astrue, Board member of the Registrant. Patrick J. Zenner, Board member of the Registrant, replaced Mr. Astrue on the Compensation Committee of the Registrant. In addition, on March 29, 2006, Dr. Armstrong was appointed as a Board member of 454 Life Sciences Corporation, a majority-owned subsidiary of the Registrant.

(d) Not applicable.

A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1, and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press release of Registrant dated March 30, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CURAGEN CORPORATION
(Registrant)

Date: March 30, 2006	By:	/s/ David M. Wurzer
	Name:	David M. Wurzer
	Title:	Executive Vice President and Chief Financial Officer